Exhibit 10.1
FIRST MODIFICATION AGREEMENT
This FIRST MODIFICATION AGREEMENT (the “Agreement”) is made effective as of July 8, 2020, by and among FRANKLIN COVEY CO., a Utah corporation (“Borrower”), each undersigned Guarantor (together with Borrower, each a “Loan Party” and collectively, the “Loan Parties”), and JPMORGAN CHASE BANK, N.A., a national banking association (“Lender”).
RECITALS:
A. Lender has previously extended to Borrower one or more loans (collectively, the “Loan”) pursuant to a Credit Agreement dated as of August 7, 2019 by and among the Loan Parties and Lender (as amended and modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings given to such terms in the Credit Agreement.
B. Repayment of the Loan is guaranteed by FRANKLIN DEVELOPMENT CORPORATION, a Utah corporation, FRANKLIN COVEY TRAVEL, INC., a Utah corporation, and FRANKLIN COVEY CLIENT SALES, INC., a Utah corporation (individually and collectively, as the context requires, and jointly and severally, “Guarantor”) pursuant to the Credit Agreement.
C. The Loan is secured by, among other things, the Collateral Documents identified in the Credit Agreement.
D. The Credit Agreement, Collateral Documents and all other agreements, documents, and instruments governing, evidencing, securing, guaranteeing or otherwise relating to the Loan, as modified from time to time, including, without limitation, in this Agreement, are sometimes referred to individually and collectively as the “Loan Documents.”
E. Subject to the terms and conditions contained herein, the Loan Parties and Lender now desire to modify the Credit Agreement as set forth herein.
AGREEMENT:
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. ACCURACY OF RECITALS. Each of the Loan Parties acknowledges the accuracy of the Recitals which are incorporated herein by reference.
2. MODIFICATION OF CREDIT AGREEEMNT. The Credit Agreement is modified and amended as of the date hereof as follows:
(a) New Definitions. Section 1.01 of the Credit Agreement is hereby amended by adding the following new definitions in their appropriate alphabetical order:
“Adjusted EBITDA” means, for any period, EBITDA, plus 85% of the change in deferred revenue.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Rate:

(a) a public statement or publication of information by or on behalf of the administrator of the LIBO Screen Rate announcing that such administrator has ceased or will cease to provide the LIBO Screen Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate;
(b) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Screen Rate, a resolution authority with jurisdiction over the administrator for the LIBO Screen Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Screen Rate, which states that the administrator of the LIBO Screen Rate has ceased or will cease to provide the LIBO Screen Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate; or
(c) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate announcing that the LIBO Screen Rate is no longer representative.
“Consolidated Cash Balance” means, at any time, (a) the aggregate amount of cash and cash equivalents, marketable securities, treasury bonds and bills, certificates of deposit, investments in money market funds, and commercial paper, in each case, held or owned by (either directly or indirectly), credited to the account of or would otherwise be required to be reflected as an asset on the balance sheet of such Person, in each case maintained with Lender or its Affiliates, less (b) Excluded Cash.
“Excluded Cash” means (a) any restricted cash or cash equivalents to pay royalty obligations, working interest obligations, suspense payments, severance taxes, payroll, payroll taxes, other taxes, employee wage and benefit payments and trust and fiduciary obligations or other obligations of such Person to third parties and for which such Person has issued checks or have initiated wires or ACH transfers (or, in such Person’s discretion, will issue checks or initiate wires or ACH transfers within five (5) Business Days) in order to pay, (b) any cash or cash equivalents constituting purchase price deposits held in escrow by an unaffiliated third party pursuant to a binding and enforceable purchase and sale agreement with an unaffiliated third party containing customary provisions regarding the payment and refunding of such deposits, and (c) any cash or cash equivalents maintained in an account located outside of the U.S.
“First Modification Date” means July 8, 2020.
“Liquidity” means the sum of (i) the Consolidated Cash Balance plus (ii) the Availability.
(b) Amended Definitions. Section 1.01 of the Credit Agreement is hereby further amended by amending and restating each of the following definitions in its entirety to read as follows:
“Applicable Rate” means, for any day, with respect to any Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Revolving Commitment CBFR Spread”, “Revolving Commitment Eurodollar Spread”, “Term Loan CBFR Spread”, “Term Loan Eurodollar Spread” or “Commitment Fee Rate”, as the case may be:

Revolving Commitment CBFR Spread	Revolving Commitment Eurodollar Spread	Term Loan CBFR Spread	Term Loan Eurodollar Spread	Commitment Fee Rate
0.00%	3.00%	0.00%	3.00%	0.50%

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Lender (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time; provided that, if any Interpolated Rate shall be less than 0.50%, such rate shall be deemed to be 0.50% for purposes of this Agreement.
“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any Interest Period or for any CBFR Borrowing, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Lender in its reasonable discretion); provided that, if the LIBO Screen Rate as so determined would be less than 0.50%, such rate shall be deemed to be 0.50% for the purposes of this Agreement; provided further that, notwithstanding the foregoing, with respect to the definition of “Adjusted One Month LIBOR Rate” only, if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero.
“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests and (ii) any payment of an earn-out or other contingent payment amount constituting the payment of a deferred purchase price with respect to any acquisition by a Loan Party of another Person or any other similar arrangement.
(c) Interest Rates; LIBOR Notification. Section 1.05 of the Credit Agreement is amended and restated in its entirety to read as follows:
Section 1.05     Interest Rates; LIBOR Notification. The interest rate on Eurodollar Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate (“LIBOR”).  LIBOR is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market.  In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting LIBOR.  As a result, it is possible that commencing in 2022, LIBOR may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans.  In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of LIBOR.  In the event a Benchmark Transition Event occurs, Section 2.12(c) of this Agreement provides a mechanism for determining an alternative rate of interest. The Lender will notify the Borrower, pursuant to Section 2.12(c), in advance of any change to the reference rate upon which the interest rate of Eurodollar Loans is based.  However, the Lender does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to LIBOR or other rates in the definition of “LIBO Rate” or with respect to any alternative, successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of the LIBO Rate or have the same volume or liquidity as did LIBOR prior to its discontinuance or unavailability.
(d) Alternate Rate of Interest; Illegality. Section 2.12 of the Credit Agreement is amended and restated in its entirety to read as follows:
Section 2.12             Alternate Rate of Interest; Illegality.
(a) If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(i) the Lender determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including, without limitation, by means of an Interpolated Rate or because the LIBO Screen Rate is not available or published on a current basis) for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time; or
(ii) the Lender determines the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to the Lender of making or maintaining its Loans (or Loan) included in such Borrowing for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time;
then the Lender shall give notice thereof to the Borrower by telephone, fax or through an Electronic System as provided in Section 8.01 as promptly as practicable thereafter and, until the Lender notifies the Borrower that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and any such Eurodollar Borrowing shall be repaid or converted into a CBFR Borrowing on the last day of the then current Interest Period applicable thereto, and (B) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as a CBFR Borrowing.
(b) If the Lender determines that any Requirement of Law has made it unlawful, or if any Governmental Authority has asserted that it is unlawful, for the Lender or its applicable lending office to make, maintain, fund or continue any Eurodollar Borrowing, or any Governmental Authority has imposed material restrictions on the authority of the Lender to purchase or sell, or to take deposits of, dollars in the London interbank market, then, on notice thereof by the Lender to the Borrower, any obligations of the Lender to make, maintain, fund or continue Eurodollar Loans or to convert CBFR Borrowings to Eurodollar Borrowings will be suspended until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower will upon demand from the Lender, either prepay or convert all Eurodollar Borrowings of the Lender to CBFR Borrowings, either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such Eurodollar Borrowings to such day, or immediately, if the Lender may not lawfully continue to maintain such Loans.  Upon any such prepayment or conversion, the Borrower will also pay accrued interest on the amount so prepaid or converted.

(c) If a Benchmark Transition Event occurs, then the Lender may, by notice to Borrower, select an alternate rate of interest for the LIBO Rate that gives due consideration to the then-evolving or prevailing market convention for determining a rate of interest for loans in US Dollars at such time (the “Alternate Rate”); Borrower acknowledges that the Alternate Rate may include a mathematical adjustment using any then-evolving or prevailing market convention or method for determining a spread adjustment for the replacement of the LIBO Rate. For avoidance of doubt, all references to the LIBO Rate shall be deemed to be references to the Alternate Rate when the Alternate Rate becomes effective in accordance with this section. In addition, the Lender will have the right, from time to time by notice to Borrower to make technical, administrative or operational changes (including, without limitation, changes to the definition of “CB Floating Rate”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest and other administrative matters) that the Lender decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of the Alternate Rate. The Alternate Rate, together with all such technical, administrative and operational changes as specified in any notice, shall become effective at the later of (i) the fifth Business Day after the Lender has provided notice to the Borrower (the “Notice Date”) and (ii) a date specified by the Lender in the notice, without any further action or consent of the Borrower, so long as Lender has not received, by 5:00pm Eastern time on the Notice Date, written notice of objection to the Alternate Rate from the Borrower. Any determination, decision, or election that may be made by the Lender pursuant to this section, including any determination with respect to a rate or adjustment or the occurrence or non-occurrence of an event, circumstance or date, and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from the Borrower. Until an Alternate Rate shall be determined in accordance with this section, the interest rate shall be equal to the sum of (a) the greater of (x) Prime Rate and (y) 2.50%, plus (b) the Applicable Rate with respect to the appropriate “CBFR Spread” specified within such Applicable Rate definition.  In no event shall the Alternate Rate be less than 0.50%.
(e) Anti-Hoarding. Section 4.02 of the Credit Agreement is amended by adding a new subsection (e) to read as follows:
(e) The Consolidated Cash Balance of Borrower on and as of the date of such Borrowing or the date of the issuance, increase, or extension of such Letter of Credit does not exceed $5,000,000, before and after giving effect to such Borrowing or to the issuance, increase, or extension of such Letter of Credit and to the application of the proceeds therefrom on or around such date, but in any event, not to exceed two Business Days after such date.
(f) Restricted Payments. Section 6.08(a) of the Credit Agreement is amended and restated in its entirety to read as follows:
(a) No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so; provided, however, (i) the Loan Parties may make earn-out payments or other contingent payments constituting the payment of a deferred purchase price with respect to any acquisition by a Loan Party of another Person or any other similar arrangement or agreement entered into by the Loan Parties prior to the First Modification Date, and (ii) the Borrower may make Restricted Payments in common stock or other equity to, and cash tax payments payable to applicable tax authorities in respect of (1) the exercise of stock options by option holders pursuant to and in accordance with stock options held by the option holders, and (2) the vesting or settlement of other equity awards, in each case pursuant to the Borrower’s omnibus incentive plans or other benefit plans for management or employees of the Borrower and its Subsidiaries existing prior to the First Modification Date, in each case, provided that (A) no Event of Default has occurred and is continuing or would occur as a result of such Restricted Payment and (B) upon giving effect to such Restricted Payment, the Loan Parties are in pro forma compliance with the financial covenants set forth in Section 6.12 based upon the most recent financial statements delivered to the Lender pursuant to Section 5.01. Notwithstanding the foregoing, after the Loan Parties have been in full compliance with the financial covenants set forth in Sections 6.12(b)(i) and (ii) for any two consecutive fiscal quarters of Borrower following the Covenant Relief Period, (i) the Borrower may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock, (ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (iii) the Borrower may make Restricted Payments in common stock pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, (iv) the Borrower may make other Restricted Payments provided that (A) no Event of Default has occurred and is continuing or would occur as a result of such Restricted Payment and (B) upon giving effect to such Restricted Payment, the Loan Parties are in pro forma compliance with the financial covenants set forth in Section 6.12 based upon the most recent financial statements delivered to the Lender pursuant to Section 5.01, and (v) the Borrower may make repurchases of the outstanding stock of the Borrower within twelve (12) months after the Effective Date in an amount not to exceed $15,000,000 from the proceeds of the Term Loan and an additional $5,000,000 derived from cash of foreign Subsidiaries (“Special Stock Repurchases”), provided that (A) no Event of Default has occurred and is continuing or would occur as a result of such Special Stock Repurchases and (B) upon giving effect to such Special Stock Repurchases, the Loan Parties are in pro forma compliance with the financial covenants set forth in Section 6.12 based upon the most recent financial statements delivered to the Lender pursuant to Section 5.01.
(g) Financial Covenants. Section 6.12 of the Credit Agreement is amended and restated in its entirety to read as follows:
Section 6.12             Financial Covenants
(a) Each of the following financial covenants shall be in effect during the fiscal quarters ending August 31, 2020 through May 31, 2021 (the “Covenant Relief Period”):
(i) Minimum Liquidity.  The Borrower and all domestic Subsidiaries on a consolidated basis shall maintain Liquidity during the fiscal quarters of Borrower set forth below of not less than the amount set forth below opposite such quarter:

Quarter Ending	Amount
August 31, 2020 through February 28, 2021	$13,000,000
May 31, 2021	$8,000,000

(ii) Minimum Adjusted EBITDA.  The Borrower shall have Adjusted EBITDA for each fiscal quarter of Borrower set forth below of not less than the amount set forth below opposite such quarter:
Quarter Ending	Amount
August 31, 2020	$11,000,000
November 30, 2020	$8,500,000
February 28, 2021	$5,000,000
May 31, 2021	$15,000,000

(iii) Capital Expenditures.  The Borrower will not, nor will it permit any Subsidiary to, incur or make any Capital Expenditures, inclusive of curriculum development costs, but excluding Capital Expenditures incurred for the repair of the Adams building located at the Borrower’s headquarters and made with insurance proceeds from damage to the Adams building, in an amount exceeding $8,500,000 in the aggregate during any fiscal year of the Borrower.
(b) Each of the following financial covenants shall be in effect at all times other than the Covenant Relief Period:
(i) Funded Indebtedness to Adjusted EBITDAR Ratio.  The Borrower will not permit the Funded Indebtedness to Adjusted EBITDAR Ratio, on the last day of any fiscal quarter of the Borrower, to be greater than 3.00 to 1.00.
(ii) Fixed Charge Coverage Ratio.  The Borrower will not permit the Fixed Charge Coverage Ratio, for any period of four consecutive fiscal quarters ending on the last day of any fiscal quarter, to be less than 1.15 to 1.00.
(iii) Capital Expenditures.  The Borrower will not, nor will it permit any Subsidiary to, incur or make any Capital Expenditures, exclusive of curriculum development costs, in an amount exceeding $8,000,000 in the aggregate during any fiscal year of the Borrower.
(iv) Asset Coverage Test.  The Borrower will not permit the aggregate amount of the accounts receivable of the Borrower and the Guarantors to be less than 150% of the Revolving Exposure at any time, measured no less than once each fiscal quarter of the Borrower.
(h) Conforming Modifications. Each of the Loan Documents is modified to be consistent herewith and to provide that it shall be a default or an event of default thereunder if any Loan Party shall fail to comply with any of the covenants of any Loan Party contained herein or if any representation or warranty by any Loan Party contained herein or in the documents delivered in connection herewith by any Loan Party is materially incomplete, incorrect, or misleading as of the date hereof. In order to further effect certain of the foregoing modifications, Borrower and Guarantor agree to execute and deliver such other documents or instruments as Lender reasonably determines are necessary or desirable.

(i) References. Each reference in the Loan Documents to any of the Loan Documents shall be a reference to such document as modified herein or as modified on or about the date hereof.
3. RATIFICATION OF LOAN DOCUMENTS AND COLLATERAL. The Loan Documents are ratified and affirmed by Borrower and shall remain in full force and effect as modified herein. Any property or rights to or interests in property granted as security in the Loan Documents shall remain as security for the Loan and the obligations of Borrower in the Loan Documents.
4. FEES AND EXPENSES.
(a) Fees and Expenses. In consideration of Lender’s agreement to amend the Loan Documents as set forth herein, and in addition to any other fees or amounts payable by Borrower hereunder, Borrower has agreed to pay to Lender (i) all legal fees and expenses incurred by Lender in connection herewith; and (ii) all other costs and expenses incurred by Lender in connection with executing this Agreement and otherwise modifying the Loan Documents. Borrower acknowledges and agrees that such fees are fully earned and nonrefundable as of the date this Agreement is executed and delivered by the parties hereto.
(b) Method of Payment. Such fees shall be paid by Borrower to Lender on the date hereof or at such later date as such fees, costs and expenses are incurred by Lender. Borrower and Lender agree and acknowledge that the foregoing shall not relieve Borrower of its obligation to make future monthly payments of interest and other amounts as required under the terms of the Loan.
5. BORROWER AND GUARANTOR REPRESENTATIONS AND WARRANTIES. Each of Borrower and Guarantor represents and warrants to Lender:  (a) No default or event of default under any of the Loan Documents as modified herein, nor any event, that, with the giving of notice or the passage of time or both, would be a default or an event of default under the Loan Documents as modified herein has occurred and is continuing; (b) There has been no material adverse change in the financial condition of Borrower or Guarantor or any other person whose financial statement has been delivered to Lender in connection with the Loan from the most recent financial statement received by Lender; (c) Each and all representations and warranties of Borrower and Guarantor in the Loan Documents are accurate on the date hereof (except to the extent such representations and warranties expressly relate to a particular date, in which case such representations and warranties are true and correct as of such date); (d) Neither Borrower nor Guarantor has any claims, counterclaims, defenses, or set-offs with respect to the Loan or the Loan Documents as modified herein; (e) The Loan Documents as modified herein are the legal, valid, and binding obligation of Borrower and Guarantor, enforceable against Borrower and Guarantor in accordance with their terms; (f) Each of Borrower and each Guarantor is validly existing under the laws of the State of its formation or organization, has not changed its legal name as set forth above, and has the requisite power and authority to execute and deliver this Agreement and to perform the Loan Documents as modified herein; (g) The execution and delivery of this Agreement and the performance of the Loan Documents as modified herein have been duly authorized by all requisite action by or on behalf of Borrower and Guarantor; and (h) This Agreement has been duly executed and delivered on behalf of Borrower and Guarantor.
6. BORROWER AND GUARANTOR COVENANTS. Each of Borrower and Guarantor covenants with Lender:

(a) Each of Borrower and Guarantor shall execute, deliver, and provide to Lender such additional agreements, documents, and instruments as reasonably required by Lender to effectuate the intent of this Agreement.
(b) Each of Borrower and Guarantor fully, finally, and forever releases and discharges Lender and its successors, assigns, directors, officers, employees, agents, and representatives from any and all actions, causes of action, claims, debts, demands, liabilities, obligations, and suits, of whatever kind or nature, in law or equity, that either Borrower or Guarantor has or in the future may have, whether known or unknown, (i) in respect of the Loan, the Loan Documents, or the actions or omissions of Lender in respect of the Loan or the Loan Documents and (ii) arising from events occurring prior to the date of this Agreement.
(c) Contemporaneously with the execution and delivery of this Agreement, Borrower has paid to Lender all of the internal and external costs and expenses incurred by Lender in connection with this Agreement (including, without limitation, inside and outside attorneys, appraisal, appraisal review, processing, title, filing, and recording costs, expenses, and fees).
(d) On or prior to the execution and delivery of this Agreement, each of Borrower and Guarantor shall have executed and delivered, or caused to be executed and delivered, to Lender, each in form and substance satisfactory to Lender, such other documents, instruments, resolutions, subordinations, and other agreements as Lender may require in its sole discretion.
7. EXECUTION AND DELIVERY OF AGREEMENT BY LENDER. Lender shall not be bound by this Agreement until (a) Lender has executed and delivered this Agreement to Borrower and Guarantor, (b) each of Borrower and Guarantor has performed all of the obligations of Borrower and Guarantor under this Agreement to be performed contemporaneously with the execution and delivery of this Agreement, if any, (c) Borrower has paid all fees and costs required under Section 4 hereof, and (d) each Guarantor has executed and delivered to Lender a Consent and Agreement of Guarantor in form and content acceptable to Lender.
8. CONSENT AND AGREEMENT OF GUARANTORS. Each Guarantor (a) consents to the modification of the Credit Agreement and all other matters in this Agreement; (b) reaffirms its Guarantee pursuant to the Credit Agreement and any other agreements, documents and instruments securing or otherwise relating to the Loan (as modified hereby) executed by such Guarantor, including, without limitation, any Collateral Documents executed by such Guarantor (collectively, the “Guarantor Documents”); (c) acknowledges that the Guarantor Documents continue in full force and effect, remain unchanged, except as specifically modified hereby, and are valid, binding and enforceable in accordance with their respective terms; (d) agrees that all references, if any, in the Guarantor Documents to any of the Loan Documents are modified to refer to those documents as modified hereby; and (e) agrees that it has no offset, defense or counterclaim to the enforcement against it of the provisions of the Guarantor Documents.
9. INTEGRATION, ENTIRE AGREEMENT, CHANGE, DISCHARGE, TERMINATION, OR WAIVER. The Loan Documents as modified herein contain the complete understanding and agreement of Borrower, Guarantor and Lender in respect of the Loan and supersede all prior representations, warranties, agreements, arrangements, understandings, and negotiations. No provision of the Loan Documents as modified herein may be changed, discharged, supplemented, terminated, or waived except in a writing signed by the parties thereto.
10. BINDING EFFECT. The Loan Documents, as modified herein, shall be binding upon and shall inure to the benefit of Borrower, Guarantor and Lender and their successors and assigns; provided, however, neither Borrower nor Guarantor may assign any of its rights or delegate any of its obligations under the Loan Documents and any purported assignment or delegation shall be void.
11. INTENTIONALLY OMITTED.

12. GOVERNING LAW. THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF UTAH WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF SALT LAKE, STATE OF UTAH OR, AT THE SOLE OPTION OF LENDER, IN ANY OTHER COURT IN WHICH LENDER SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. EACH OF THE PARTIES WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION.
13. COUNTERPART EXECUTION; EFFECTIVENESS.
(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Except as provided in Sections 6 and 7, this Agreement shall become effective when it shall have been executed by Lender and when Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
(b) Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document by fax, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any  document to be signed in connection with this Agreement or any other Loan Document and the transactions contemplated hereby or thereby shall be deemed to include electronic signatures (which, for purposes of this Section means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
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DATED as of the date first above stated.
“Borrower”
FRANKLIN COVEY CO.
a Utah corporation
By:	/s/ Stephen D. Young
Name:	Stephen D. Young
Title:	Executive Vice President and Chief Financial Officer

 “Guarantors”
FRANKLIN DEVELOPMENT CORPORATION
a Utah corporation
By:	/s/ Stephen D. Young
Name:	Stephen D. Young
Title:	President

FRANKLIN COVEY TRAVEL, INC.
a Utah corporation
By:	/s/ Stephen D. Young
Name:	Stephen D. Young
Title:	President

FRANKLIN COVEY CLIENT SALES, INC.
a Utah corporation
By:	/s/ Stephen D. Young
Name:	Stephen D. Young
Title:	President

“Lender”

JPMORGAN CHASE BANK, N.A.
a national banking association
By:	/s/ Kristin Gubler
Name:	Kristin Gubler
Title:	Authorized Officer